EXECUTION

LEASE AMENDMENT AGREEMENT

This Lease Amendment Agreement (this  "Amendment") is dated as of November 25, 2020 (the  "Effective Date"), by and between STAMFORD WASHINGTON OFFICE LLC, a Delaware limited liability company, with an address at c/o George Comfort & Sons, Inc., 200  Madison Avenue, New York, New York  10016 ("Landlord"), and WORLD WRESTLING ENTERTAINMENT,  INC., a Delaware corporation, having an address at 1241 East Main Street, Stamford, Connecticut  06902 ("Tenant").

W I T N E S S E T H  :

WHEREAS, pursuant to that certain Agreement of Lease dated March 7, 2019, as amended and/or supplemented be that certain Landlord Delivery Work Notice dated April 29, 2019, and by that certain Commencement Date Letter dated June 26, 2019, and by that certain Landlord Delivery Work Notice dated June 26, 2019, and by that certain Tenant Delay Notice dated October 24, 2019, and by that certain Letter Agreement re: Landlord’s Work Credits dated December 16, 2019 (the "Letter Agreement") (said Agreement of Lease, as so amended and/or supplemented, collectively, the "Lease"), Landlord leases unto Tenant certain premises more particularly described therein, constituting the interior area comprising the lobby and the interior rentable areas comprising the entire fifth (5th), sixth (6th), and seventh (7th) floors of the Pavilion Building (collectively, the "Pavilion Premises"), and the interior rentable areas comprising the entire sixth (6th), seventh (7th), twelfth (12th), and thirteenth (13th) floors of the Tower Building (collectively, the "Tower Premises"; which Tower Premises, together with the Pavilion Premises, are collectively referred to as the "Premises") consisting of a total of 415,266 rentable square feet of space, for a term that commenced on July 1, 2019 and is scheduled to expire on December 31, 2035, unless sooner terminated or otherwise extended pursuant to the terms of the Lease (said Lease term, as same may be so terminated or extended, hereinafter referred to as the "Term"); and

WHEREAS,  due to market conditions and Tenant construction-related issues and negotiations, Tenant has requested to defer and repay certain monthly Fixed Rent as further provided herein (the "Fixed Rent Deferral"), and to make certain other changes to the Lease, and Landlord hereby agrees to the Fixed Rent Deferral and such Lease changes, subject to and in accordance with the terms of this Amendment; and

WHEREAS, Landlord and Tenant now desire that the Lease be appropriately amended.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, as of the Effective Date, notwithstanding anything to the contrary contained in the Lease or in any other agreements between the parties:

1.General Definitions.  Capitalized terms used but not separately defined in this Amendment shall have their respective meanings used in the Lease.

2.Limited Fixed Rent Deferral and Repayment.  Provided Tenant is not then in default beyond any applicable notice and cure periods under the Lease, Landlord hereby agrees solely to a deferral of Fixed Rent for: (a) the entire twelfth (12th) and thirteenth (13th) floors in the Tower Premises for the calendar year 2021 (i.e., January 1, 2021 through December 31, 2021); and (b) the entire sixth (6th) and seventh (7th) floors in the Tower Premises for the period from January 1, 2021 through September 30, 2021, subject to the terms of this Amendment.  Landlord hereby agrees solely to the Fixed Rent Deferral as set forth above and no other payments of Fixed Rent or Additional Rent shall be delayed, deferred or affected thereby, Tenant hereby agreeing to make any and all other Fixed Rent and Additional Rent payments, as and when due, pursuant to the terms of the Lease.  Landlord and Tenant hereby stipulate that the total amount of Fixed Rent Deferral equals $6,589,933.75, as set forth in Exhibit A attached hereto and made a part hereof.  Tenant hereby unconditionally covenants, promises and agrees to repay Landlord such total Fixed Rent Deferral amount, as Additional Rent, on a monthly basis (at a monthly rate of $128,184.50, without notice, demand, abatement, offset, counterclaim or deduction, during the period from January 1, 2022 through December 31, 2026, at an annual five percent (5%) interest rate, all as set forth in Exhibit A hereto.

3.Tenant's Work Credit; Landlord's Performance of Tenant's Fifth Floor Pavilion Terrace Work; Reduced Tenant Improvement Allowance.  Landlord and Tenant agree that Tenant shall accept a credit of $196,719.00 (the "Window Credit") in lieu of having Landlord install windows on the east end of the Pavilion Premises, as originally contemplated.  Landlord and Tenant agree that Landlord shall, at Landlord's sole cost but subject to the reduction of the Tenant Improvement Allowance noted below, perform certain portions of work related to demolition and waterproofing, all as specified in Exhibit B attached hereto and made a part hereof (collectively, "Landlord's Demo and Waterproofing Work").  Landlord's Demo and Waterproofing Work shall be performed in a good and workmanlike manner, in compliance with all applicable Requirements, and using reputable, experienced contractors and subcontractors.  Landlord shall use good faith, commercially reasonable efforts to complete Landlord's Demo and Waterproofing Work by December 31, 2020, subject to any Tenant Delays and/or Unavoidable Delays.  The costs for Landlord to assume and perform such work (and taking into account the Window Credit) is set forth in Exhibit B, and shall result in a reduction of $239,857.00 in the Tenant Improvement Allowance.  (For purposes of clarification, the Tenant Improvement Allowance under Article 3 of the Lease was originally $40,337,715.73; then was increased by $1,231,352.00 to a total of $41,569,070.00 pursuant to the Letter Agreement; and now, pursuant to this Amendment, after offsetting the aforementioned  $239,857.00 reduction, the current,  amended Tenant Improvement Allowance shall total  $41,329,213.00.)

4.Reduced 5th Floor Deck Space.  Tenant's fifth (5th) floor roof deck space is hereby reduced by 2,212 rentable square feet, as outlined on the Replacement Roof Deck Plan attached hereto and made a part hereof as Exhibit C.

5.Tenant's Parking Space Modification.  Tenant's 1,204 unreserved parking space allocation set forth in Section 11.06 of the Lease is hereby amended and reduced to be 1,144 unreserved parking spaces (based on a parking ratio of 2.755 spaces per 1,000 rentable square feet of the Premises).  The first sentence of Section 11.06 is hereby amended accordingly.

6.Tenant Expansion Options.  Landlord and Tenant hereby agree that Tenant's initial expansion options as set forth in Section 38.01 and Section 38.02 of the Lease are hereby nullified, deleted and have no further force or effect.

7. 4th Floor Equipment Storage Space.

(a)Equipment Space; Use.  Subject to and in accordance with the terms of this Amendment, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain vacant space (the "Equipment Space"), located on the fourth (4th) floor of the Pavilion Building, consisting of approximately 2,563 rentable square feet (the parties hereby stipulating to such rentable area), as generally outlined on Exhibit D attached hereto and made a part hereof.  Tenant shall use the Equipment Space solely for Tenant's lawful installation, use, operation, maintenance, repair and replacement of Tenant's UPS battery equipment serving Tenant's business operations at the Premises, all at Tenant's sole cost and expense.

(b)Term.  The term of Tenant's leasing of the Equipment Space pursuant to the Lease, as amended by this Amendment (the "Term") shall commence on January 1, 2021 (the "Storage Commencement Date"), and shall continue throughout (and be co-terminus with) the Term of the Lease, as same may be extended.  Landlord shall deliver exclusive possession of the Equipment Space to Tenant on the Storage Commencement Date.

(c)Fixed Rent.  Tenant shall pay Landlord, throughout the Term, together with Tenant's Fixed Rent for the Premises, Fixed Rent for the Equipment Space pursuant to the following schedule, same to be paid without notice or demand, and without set-off, adjustment, deduction or counterclaim, except as specifically provided in the Lease, as amended by this Amendment.

Equipment Space Premises [2,563 RSF]
Lease Years/Period	Annual Fixed Rent Per RSF	Monthly Fixed Rent Rate	Annual Fixed Rent Rate

Storage Commencement Date - Lease Year 5	$15.00	$3,203.75	$38,445.00
6 - 10	$16.50	$3,524.12	$42,289.50
11 - 15	$18.15	$3,876.54	$46,518.45
First 5-Year Extension Term	$19.96	$4,263.12	$51,157.48
Second 5-Year Extension Term	$21.96	$4,690.29	$56,283.48
Third 5-Year Extension Term	$24.15	$5,158.04	$61,896.45
Fourth 5-Year Extension Term	$26.56	$5,672.77	$68,073.28
Fifth 5-Year Extension Term	$29.22	$6,240.90	$74,890.86

The Lease Years set forth in the above Fixed Rent Schedule shall correspond with those in the applicable Fixed Rent Schedule set forth in the Lease.

(d)Abatement.  Notwithstanding the foregoing, provided Tenant is not then in default of any obligations beyond any applicable notice and cure periods, under the Lease (as amended by this Amendment), Tenant's Fixed Rent for the Equipment Space shall be abated for the twelve (12) month period from January 1, 2021 through December 31, 2021.

(e)Escalations.  Except as otherwise specifically provided in this Amendment, there shall be no Tenant payments for Taxes or the Cost and Operation and Maintenance for the Equipment Space, as would otherwise apply under Article 6 of the Lease.  Tenant shall be responsible, however, throughout the Term, as Additional Rent, for the payment, as and when billed, of any and all personal property taxes for Tenant's equipment, property and installations located in the Equipment Space.

(f)Electricity.  Tenant shall pay no separate monthly electricity charges for its electricity consumption in the Equipment Space, although 100% of such charges shall be subject to recoupment, throughout the Term, by Landlord, through Tenant's Proportionate Pavilion Share of the Cost of Operation and Maintenance of the Pavilion Building under Article 6 of the Lease, without application of any Base Year for such charges.

(g)Condition of Equipment Space.  Tenant hereby accepts the Equipment Space, and the means of access and egress thereto, in their current, "as-is", "where-is" condition, and acknowledges that Landlord has made no promises or representations (express or implied) as to the suitability, fitness, legality, security or condition of the Equipment Space for the Tenant's purposes except as otherwise expressly stated herein.  Tenant understands that Landlord has no obligation to provide any security, maintenance, repairs, replacements or supervision of the Equipment Space, and Tenant shall use and access same, pursuant to the terms hereof, at its sole risk and expense.

(h)Alterations.  Tenant shall make no alterations, modifications, additions or improvements to the Equipment Space or Complex without Landlord's prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, and without otherwise complying with all applicable terms, covenants and conditions for the making of Alterations under the Lease.  Tenant shall keep title to the Equipment Space and Complex free and clear of any liens or encumbrances relating to any work or services ordered or performed by Tenant or those holding by, under or through Tenant.  If any such liens or encumbrances occur, Tenant, at its sole cost and expense, shall cause same to be release or discharged within thirty (30) days after Landlord's written demand.  Tenant shall remove all of its personal property, supplies, fixtures, furnishings and equipment located within the Equipment Space (if any) at the end of the Term, as provided in Section 7(k) hereof, and shall restore any area(s) altered or damaged by such removal, such Tenant obligations to survive the Term.

(i)Transfers, Etc.  Except as otherwise expressly provided in this Amendment, Tenant shall have no right to assign, mortgage, hypothecate, share or otherwise transfer any right or interest in the Equipment Space, nor shall Tenant have any right to sublet, license or transfer all or any part of any interest in the Equipment Space, or otherwise permit any other uses of or occupancies in the Equipment Space, without Landlord's prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.  Any attempt by Tenant to so assign or sublet or otherwise transfer or permit such uses or occupancies of the Equipment Space without such Landlord's consent shall be null and void and of no effect.  Notwithstanding anything contained in this Section  7(i) to the contrary, Tenant may include the Equipment Space as part of any Transfer that is either (i) consented to by Landlord in accordance with the terms and conditions of Article 19 of the Lease or, (ii) permitted without Landlord's consent in accordance with the terms and conditions of Article 19.

(j)Use, Etc.  Tenant shall use the Equipment Space solely for the permitted use set forth in Section 7(a) hereof, and for no other purpose.  Landlord and Landlord's agents or employees shall not be responsible or liable for any personal injuries, property damage, loss, theft or vandalism to installations or equipment in the Equipment Space or to any personal property or other items brought into the Equipment Space unless caused by the gross negligence or willful misconduct of Landlord.  Tenant shall be responsible for providing any desired commercially reasonable and lawful security for its use of the Equipment Space.  Tenant's use of, access to or operations at the Equipment Space shall not, in any way: (a) materially interfere with Landlord's Complex uses, maintenance, repairs, alterations, services, occupancies, management or operations; (b) cause waste or damage to any portion of the Complex; (c) cause any unreasonable disturbances or any public or private nuisance; (d) materially violate any Requirements; (e) materially interfere with any installations, equipment, structures or systems of the Complex; (f) materially interfere with the use and enjoyment of the Complex or adjacent properties by any occupants or tenants of the Complex or such adjoining properties; or (g) otherwise materially impair the appearance, structural integrity, systems, amenities or services of the Complex.  Tenant, at its sole cost and expense, shall keep and maintain the Equipment Space in good order, condition and repair at all times, reasonable wear and tear and damage by casualty, excepted.

(k)Surrender; Holdover.  Upon the expiration or sooner termination of the Term, Tenant shall timely surrender exclusive possession of the Equipment Space to Landlord, vacant, broom-clean (and free of all of Tenant's personal property, supplies, fixtures, equipment and installations), and with all of same in good order, condition and repair, reasonable wear and tear and damage by casualty, excepted.  In no event shall Tenant remove any of Landlord's personalty, supplies, fixtures, equipment or furnishings (if any) from the Equipment Space, however.  Time shall be of the essence with respect to Tenant's surrender obligations hereunder.  If Tenant retains possession of (or fails to surrender possession) all or any part of the Equipment Space after the end of the Term, same shall not result in a renewal of this Amendment or an extension of the Term, but a  holdover subject to the terms of Article 18 of the Lease.    Landlord acknowledges and agrees that Tenant may elect to retain possession of the Equipment Space during the Elective Holdover Period.

(l)Insurance and Indemnity.  The liability insurance required to be maintained by Tenant pursuant to Article 7 of the Lease shall include coverage for the Equipment Space in addition to the Premises.  The indemnity obligations of Tenant as set forth in Article 17 of the Lease shall apply to the Equipment Space in addition to the Premises.

(m)Access.  Landlord and/or its agents or designees shall have the right, following reasonable prior notice (except in genuine emergencies when only immediate telephonic notice shall be required) to reasonably enter the Equipment Space at all reasonable times to examine the same, and/or to make such repairs, additions, maintenance or alterations as Landlord may deem reasonably necessary for the safety, preservation, protection or restoration of the Equipment Space or Building or Complex (Landlord having no obligation therefor except as specifically provided in this Amendment).  In exercising such access rights, Landlord shall exercise due care to comply with Tenant's reasonable security requirements (which may include, without limitation, having a Tenant representative present) and to avoid risk of damage to Tenant's equipment and installations in the Equipment Space.

8Further Assurances.  Landlord and Tenant each hereby agree, at either party's written request, at any time and from time to time, and without charge, to execute and deliver any commercially reasonable instruments and to perform such commercially reasonable acts as may be requested by either party to carry out the intent of this Amendment, so long as any of the foregoing do not materially increase either  party's costs, liabilities or obligations hereunder or materially decrease either party's rights hereunder.

9.Enforcement Costs.  In the event either party hereto engages in any disputes, claims, suits or proceedings against the other party in connection with any breach or enforcement of this Amendment, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable, out-of-pocket costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees and costs.

10.Brokerage.  Tenant and Landlord hereby warrant and represent to the other that it has dealt with no broker(s), agents or consultants in connection with this Amendment, and each hereby agrees to indemnify, defend and hold the other harmless from and against any and all claims, costs or liabilities (including, without limitation, reasonable attorneys' fees and costs) for any brokerage commissions or other compensation asserted by any broker(s), agent(s), consultant(s) or party(ies) claiming to represent the indemnifying party for any commissions or compensation with respect to this Amendment.  Landlord's and Tenant’s obligations under this Section shall survive the Term.

11.Miscellaneous.   This Amendment (and/or the Lease) shall not be modified or amended except by written agreement executed by both parties hereto.  All understandings and agreements previously made between the parties are merged in this Amendment, which, together with the Lease, alone fully and completely expresses the agreement between Landlord and Tenant.  As hereby amended, Landlord and Tenant hereby ratify and confirm the Lease, which shall continue in full force and effect, subject to and in accordance with its terms.  If any provision or portion of this Amendment is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, regulation, administrative decision, or public policy, and if such court should declare such provision, or portion thereof, to be illegal, invalid, void or unenforceable as written, then it is the intention of the parties hereto that any such provision or portion thereof shall be given force to the fullest extent that it is legal, valid and enforceable, and the remainder of this Amendment shall be construed as if such illegal, invalid, unlawful void or unenforceable provision, or portion thereof, were not contained herein.  In the event of any conflicts or inconsistencies between the terms of the Lease, and the terms of this Lease (as amended by this Amendment), the terms of this Lease (as amended by this Amendment) shall govern and control in each instance.  This Amendment shall bind and inure to the benefit of the parties hereto, and their respective successors and assigns.  This Amendment shall not be binding on any party until both parties have executed and delivered duplicate counterparts of this Amendment.  This Amendment, along with the Lease, constitutes the entire agreement between the parties regarding the subject matters set forth herein, and no prior or contemporaneous agreements shall be of any force or effect.  This Amendment may be executed in individual, duplicate counterparts, which counterparts shall be deemed one and the same instrument.  This Amendment may also be executed and transmitted via facsimile, email or PDF, and any faxed, emailed or PDF'd signatures shall be deemed original signatures.  This Amendment shall be governed by and construed in accordance with the laws of the State of Connecticut.  The parties hereto consent to the non-exclusive jurisdiction of the State and Federal Courts located in the State of Connecticut.  Each party hereby warrants and represents that the person signing this Amendment on behalf of such party has full power and authority to do so and that such execution of this Amendment on behalf of such party has been duly authorized by all necessary and proper action of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

LANDLORD:

STAMFORD WASHINGTON OFFICE LLC

By: /s/ PETER S. DUNCAN

Peter S. Duncan

Its Manager, duly authorized and empowered

TENANT:

WORLD WRESTLING ENTERTAINMENT, INC.

By: /s/ KRISTINA SALEN_____________

Its Chief Financial Officer, duly authorized and empowered

Exhibit A

Fixed Rent Deferral and Repayment Schedule

Rate	5.00%
Amortization	60 months
Annual Constant	22.65%

Total Rent Deferral

	Beginning Balance	12th & 13th	6th & 7th	Total Deferral	Interest Accrued	Ending Balance
1/1/2021	-	269,442.08	372,958.75	642,400.83	2,676.67	645,077.50
2/1/2021	645,077.50	269,442.08	372,958.75	642,400.83	5,364.49	1,292,842.83
3/1/2021	1,292,842.83	269,442.08	372,958.75	642,400.83	8,063.52	1,943,307.18
4/1/2021	1,943,307.18	269,442.08	372,958.75	642,400.83	10,773.78	2,596,481.80
5/1/2021	2,596,481.80	269,442.08	372,958.75	642,400.83	13,495.34	3,252,377.97
6/1/2021	3,252,377.97	269,442.08	372,958.75	642,400.83	16,228.25	3,911,007.05
7/1/2021	3,911,007.05	269,442.08	372,958.75	642,400.83	18,972.53	4,572,380.42
8/1/2021	4,572,380.42	269,442.08	372,958.75	642,400.83	21,728.26	5,236,509.51
9/1/2021	5,236,509.51	269,442.08	372,958.75	642,400.83	24,495.46	5,903,405.80
10/1/2021	5,903,405.80	269,442.08	-	269,442.08	25,720.20	6,198,568.08
11/1/2021	6,198,568.08	269,442.08	-	269,442.08	26,950.04	6,494,960.21
12/1/2021	6,494,960.21	269,442.08	-	269,442.08	28,185.01	6,792,587.30
Total	**-**	**3,233,305.00**	**3,356,628.75**	**6,589,933.75**	**202,653.55**	**6,792,587.30**

Repayment Schedule

	Beginning Balance	Constant	Interest	Principal	Ending Balance
1/1/2022	6,792,587.30	128,184.50	28,302.45	99,882.05	6,692,705.25
2/1/2022	6,692,705.25	128,184.50	27,886.27	100,298.23	6,592,407.02
3/1/2022	6,592,407.02	128,184.50	27,468.36	100,716.14	6,491,690.88
4/1/2022	6,491,690.88	128,184.50	27,048.71	101,135.79	6,390,555.09
5/1/2022	6,390,555.09	128,184.50	26,627.31	101,557.19	6,288,997.90
6/1/2022	6,288,997.90	128,184.50	26,204.16	101,980.34	6,187,017.55
7/1/2022	6,187,017.55	128,184.50	25,779.24	102,405.26	6,084,612.29
8/1/2022	6,084,612.29	128,184.50	25,352.55	102,831.95	5,981,780.34
9/1/2022	5,981,780.34	128,184.50	24,924.08	103,260.42	5,878,519.92
10/1/2022	5,878,519.92	128,184.50	24,493.83	103,690.67	5,774,829.25
11/1/2022	5,774,829.25	128,184.50	24,061.79	104,122.71	5,670,706.54
12/1/2022	5,670,706.54	128,184.50	23,627.94	104,556.56	5,566,149.98
1/1/2023	5,566,149.98	128,184.50	23,192.29	104,992.21	5,461,157.77
2/1/2023	5,461,157.77	128,184.50	22,754.82	105,429.68	5,355,728.09
3/1/2023	5,355,728.09	128,184.50	22,315.53	105,868.97	5,249,859.13
4/1/2023	5,249,859.13	128,184.50	21,874.41	106,310.09	5,143,549.04
5/1/2023	5,143,549.04	128,184.50	21,431.45	106,753.05	5,036,795.99
6/1/2023	5,036,795.99	128,184.50	20,986.65	107,197.85	4,929,598.14
7/1/2023	4,929,598.14	128,184.50	20,539.99	107,644.51	4,821,953.63
8/1/2023	4,821,953.63	128,184.50	20,091.47	108,093.03	4,713,860.60
9/1/2023	4,713,860.60	128,184.50	19,641.09	108,543.42	4,605,317.18
10/1/2023	4,605,317.18	128,184.50	19,188.82	108,995.68	4,496,321.50
11/1/2023	4,496,321.50	128,184.50	18,734.67	109,449.83	4,386,871.67
12/1/2023	4,386,871.67	128,184.50	18,278.63	109,905.87	4,276,965.80
1/1/2024	4,276,965.80	128,184.50	17,820.69	110,363.81	4,166,601.99
2/1/2024	4,166,601.99	128,184.50	17,360.84	110,823.66	4,055,778.33
3/1/2024	4,055,778.33	128,184.50	16,899.08	111,285.43	3,944,492.91
4/1/2024	3,944,492.91	128,184.50	16,435.39	111,749.11	3,832,743.79
5/1/2024	3,832,743.79	128,184.50	15,969.77	112,214.74	3,720,529.05
6/1/2024	3,720,529.05	128,184.50	15,502.20	112,682.30	3,607,846.76
7/1/2024	3,607,846.76	128,184.50	15,032.69	113,151.81	3,494,694.95
8/1/2024	3,494,694.95	128,184.50	14,561.23	113,623.27	3,381,071.68
9/1/2024	3,381,071.68	128,184.50	14,087.80	114,096.70	3,266,974.97
10/1/2024	3,266,974.97	128,184.50	13,612.40	114,572.11	3,152,402.87
11/1/2024	3,152,402.87	128,184.50	13,135.01	115,049.49	3,037,353.38
12/1/2024	3,037,353.38	128,184.50	12,655.64	115,528.86	2,921,824.51
1/1/2025	2,921,824.51	128,184.50	12,174.27	116,010.23	2,805,814.28

A-1

A-2

Exhibit B

Credit,  5th Floor Pavilion Terrace Work and Tenant Improvement Allowance Reduction Schedule

677 Washington Boulevard

WWE Modification Agreement - Summary of Cost Breakdown

Updated 11/9/2020

WWE Modification Agreement - Summary of Cost Breakdown		
Item	Amount	Notes
Demolition	$580,000	Contract pricing and all bid materials shared with Gardiner & Theobald. Pricing is solely for Phase 2 section.
Waterproofing	$0	Contract pricing and all bid materials shared with Gardiner & Theobald. Pricing is solely for Phase 2 section. Cost is $257,000. Landlord to cover cost for WWE.
UV Protective Mat	$30,093	Price provided by Barrett to install UV protective mat, which will be sufficient for 12 months from install. Cost solely reflects revised Phase 2 SF.
TOTAL	**$610,093**	
TOTAL Demo PSF	**$33.22**	**Per Lease Agreement, Phase 2 section is 17,459 SF.**
Increased SF allocated to Phase 1	**2,213 SF**	**Revised terrace breakdown detailed in package.**
Less credit back for Increased Phase 1 Terrace Size	**-$73,517**	**PSF demo cost for the 2,213 SF allocated to Phase 1.**
Less Additional Credit to Tenant	**-$100,000**	**Additional $100K credit for Tenant**
Less credit back for Pavilion Window Installation	**-$196,719**	**WWE direction not to proceed. Cherry Hill Glass ($134,165), plus AP Construction scope of ($62,554). All materials shared with Gardiner & Theobald.**
Total Credit to Landlord	**$239,857**	**Landlord's contribution to Tenant's Allowance to be adjusted accordingly.**

B-1

Exhibit C

Replacement Roof Deck Plan

TENANT TERRACE
PHASE 2
PHASE 1
LANDLORD TERRACE

1
L-01

5TH FLOOR TERRACE DEMARCATION DIAGRAM

SCALE: 1/32" = 1'-0"

LEGEND

LANDLORD TERRACE

TENANT TERRACE

PROJECT:

677 WASHINGTON BOULEVARD

5TH FLOOR TERRACE
STAMFORD, CT

CLIENT:

GEORGE COMFORT & SONS
200 MADISON AVE.
NEW YORK, NY 10016

LANDSCAPE ARCHITECTS:

MPFP LLC
120 BROADWAY
NEW YORK, NY 10271
TEL.: (212) 477-6366
FAX.: (212) 477-6848

ROOFING CONSULTANT:

ARM CONSULTANTS LLC
PO Box 4
CHESTER, NH 03036
TEL.: (603)-234-6030

ENGINEER:

SURVEYOR:

NOT FOR CONSTRUCTION

Date:	Revision:

SCALE:

N

SEAL:

DRAWING TITLE:

5TH FLOOR TERRACE
DEMARCATION DIAGRAM

SEAL & SIGNATURE:

DATE: OCTOBER [illegible]
PROJECT No.:
DRAWN BY: JK
CHECKED BY: RG
DWG. No.:

L-07.00

C-1

Exhibit D

Diagram of Equipment Space

D-1